Exhibit 12.1

NSTAR Electric Company

Computation of Ratio of Earnings to Fixed Charges

Year Ended December 31, 2010

(in thousands)

Net income from continuing operations	$248,575
Less: equity income from investees	836
Plus: distributed income of equity investees	669
Income taxes	162,020
Fixed charges (including securitization certificates)	77,915
Total	$488,343

Interest expense	$71,511
Interest component of rentals (estimated as one-third of rental expense)	6,404
Total	$77,915

Ratio of earnings to fixed charges	6.27

Exhibit 12.2

NSTAR Electric Company

Computation of Ratio of Earnings to Fixed Charges

and Preferred Stock Dividend Requirements

Year Ended December 31, 2010

(in thousands)

Net income from continuing operations (before preferred stock dividend)	$248,575
Less: equity income from investees	836
Plus: distributed income of equity investees	669
Income taxes	162,020
Fixed charges (including securitization certificates)	77,915
Total	$488,343

Interest expense	$71,511
Interest component of rentals (estimated as one-third of rental expense)	6,404
Subtotal	77,915
Preferred stock dividend requirements	3,238
Total	$81,153

Ratio of earnings to fixed charges and preferred stock dividend requirements	6.02